EXHIBIT 99


                     ARMANINO FOODS OF DISTINCTION, INC.


For Immediate Release                      For More Information Contact:
July 25, 2003                              William Armanino, President & CEO
                                           Edmond J. Pera, COO
                                           (510) 441-9300

                      ARMANINO FOODS OF DISTINCTION, INC.
                   ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

     Hayward, CA (July 25, 2003) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today net sales, operating and net income, and earnings per share for the second quarter and six-month period ended June 30, 2003.

     Net sales for the second quarter ended June 30, 2003 amounted to $ 3,506,119, as compared to $4,054,310 for the same period in 2002, a decrease
of 14%.   Net sales for the six months ended June 30, 2003 were $7,291,075 as compared to $7,704,213, a decrease of 5%. During the quarter and six month period ended June 30, 2003, the Company maintained its customer base, but generally experienced lower sales on a per customer basis.

     Income (Loss) from continuing operations before income taxes for the second quarter of 2003 was a loss of $84,869 compared to profit of $181, 050 for the second quarter of 2002. The second quarter loss is primarily attributable to lower sauce sales, which carry higher margins, to existing customers. The significant differential between Q2 2002 and Q2 2003 was also impacted by a special one time sale of the Company's sauce products which occurred in Q2 2002. In addition, also contributing to the loss was the Company's decision to write-off certain inventories of discontinued meat product SKU's as well as the write-off of non-conforming product to an overseas customer. Income (Loss) from continuing operations before income taxes for the six months ended June 30, 2003 was a loss of $108,407 compared to a profit $299,115 for the comparable period a year ago.

     Net income (Loss) for the second quarter and six months ended June 30, 2003 was a loss $55,590 and a loss of $71,007 respectively, compared to net income of $115,199 and $182,496 for the same quarter and six-month period of a year ago. Basic and diluted earnings per share amounted to ($0.03) and ($0.05) for the quarter and six months, respectively, compared to basic earnings per share of $0.04 and $0.06 and diluted earnings per share of $0.03 and $0.05 for the same period in 2002.

     William J. Armanino, President and CEO of Armanino Foods said, "Despite the continued softness of the food service market segment, we are pleased that the Company's customer base has not eroded. In addition, but for the repositioning and write-down of our inventories, the Company would have showed a small profit for the quarter."

     Armanino continued, "As we anticipated last quarter, we can now report that the Garlic Zing product line of five flavors has now been successfully launched with four brokers and a myriad of distributors throughout the Western United States. Our initial intended targets are retail health food stores followed in the months ahead by the natural food sections of larger retail chains."

     Armanino concluded, "The Company has also instituted various cost cutting measures, as well as various revenue generating initiatives, to get back to profitability. Although we are not pleased with our results for the first half of the year, we remain confident that our programs and initiatives will return the Company to profitability for the balance of the year."

     Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, sauced entrees, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.

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                                 -Continued-


                   ARMANINO FOODS OF DISTINCTION, INC.
        RESULTS FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2003

                                                   (Unaudited)
                                              Quarter Ended 6/30/03

                                              2003             2002
                                           ----------       ----------
Net Sales                                  $3,506,119       $4,054,310

Income/(Loss) From Cont. Oper.
 Before Taxes                              $  (84,869)      $  181,050

Net Income/(Loss)                          $  (55,590)      $  115,199

Basic Income/(Loss) Per Common Share       $    (0.02)      $     0.04

Weighted Average Shares Outstanding         3,250,108        3,246,287

Diluted Income/(Loss) Per Common Share     $    (0.02)      $     0.03

Weighted Average Common Shares
  Outstanding                               3,272,470        3,476,145
___________________________________________________________________________

                                                   (Unaudited)
                                             Six Months Ended 6/30/03

                                              2003             2002
                                           ----------       ----------
Net Sales                                  $7,291,075       $7,704,213

Net Income/(Loss) From Cont. Oper.
  Before Taxes                             $ (108,407)      $  299,115

Net Income/(Loss)                          $  (71,007)      $  182,496

Basic Income/(Loss) Per Common Share       $    (0.02)      $     0.06

Weighted Average Common Shares
  Outstanding                               3,250,108        3,217,016

Diluted Income/(Loss) Per Common Share     $    (0.02)      $     0.05

Weighted Average Common Shares
  Outstanding                               3,268,146        3,478,526

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This press release contains forward-looking statements within the meaning of
U.S. securities laws, including statements regarding the Company's goals and growth prospects. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including general economic conditions, fluctuations in customer demand, competitive factors such as pricing pressures on existing products, and the timing and market acceptance of new product introductions, the Company's ability to achieve manufacturing efficiencies necessary for profitable sales at current pricing, and the risk factors listed from time-to-time in the Company's annual and quarterly SEC reports. The Company assumes no obligation to update the information included in this press release.

                                     -END-